Exhibit 99.1

Contact:

AtriCure, Inc.

Julie A. Piton

Vice President and Chief Financial Officer

(513) 755-4561

jpiton@atricure.com

Press Release

AtriCure Reports Record Second Quarter 2008 Financial Results

Highlights

•	Record consolidated revenues of $14.9 million

•	Record revenues from domestic MIS products – $5.1 million

•	Record international revenues of $2.3 million – 49% growth

•	Net loss improves 43% to $1.6 million

•	Secured $10 million credit facility – expands capital resources

•	Reported MIS procedure times of 60 minutes and hospital stays of two days or less

WEST CHESTER, Ohio – August 5, 2008 – AtriCure, Inc. (Nasdaq: ATRC), a medical device company and a leader in cardiac surgical ablation systems, today announced record second quarter 2008 revenues of $14.9 million and record revenues for each line of business.

“Based on our encouraging financial trends, available cash and newly secured credit facility, we are well positioned to drive toward profitability,” said David J. Drachman, President and Chief Executive Officer. “Importantly, minimally invasive procedure times of 60 minutes and patients discharged from the hospital at two days or less, combined with our reported clinical results are clear indicators of our progress and the large and growing opportunity for our products.”

Second Quarter 2008 Financial Results

Revenues for the second quarter of 2008 were a record $14.9 million, a 20.3% increase over the second quarter of 2007 and a sequential increase of 9.8% over the first quarter of 2008. Revenues from domestic open-heart products were a record $7.4 million, an 8.9% increase over second quarter 2007 revenues of $6.8 million and a 7.2% sequential increase. Revenues from domestic minimally invasive products were a record $5.1 million, representing a 28.8% increase over second quarter 2007 revenues of $4.0 million and a sequential increase of 4.5%. International revenues were a record $2.3 million for the second quarter of 2008, a 48.9% increase over second quarter 2007 revenues of $1.5 million and a sequential increase of 36.9%.

Gross profit for the second quarter of 2008 was $11.4 million and gross margin was 76.5%, compared to gross profit of $9.8 million and gross margin of 79.4% for the second quarter of 2007. The decrease in gross margin was due primarily to the introduction of new products and an increased mix of international business.

Operating expenses were $13.2 million for the second quarter of 2008, a 1.7% increase over second quarter 2007 operating expenses of $13.0 million. The increase in operating expenses was primarily due to an increase in selling expenses and market development activities to support revenue growth, partially offset by an overall reduction in administrative costs.

The net loss for the second quarter of 2008 was $1.6 million as compared to a $2.8 million net loss for the second quarter of 2007, an improvement of 42.7%. Net loss per share was $0.11, an improvement of 50.0%, or $0.11 per share, as compared to the second quarter 2007 net loss per share of $0.22.

Cash, cash equivalents and investments at June 30, 2008 were $11.9 million. On July 1, 2008, the Company entered into a $10.0 million, two-year revolving credit facility.

Financial Guidance

The Company is reaffirming its full year 2008 guidance of $58 to $60 million for revenues and an expected net loss per share between $0.55 and $0.70.

Conference Call

AtriCure will host a conference call at 10:00 a.m. ET on Tuesday, August 5, 2008 to discuss second quarter 2008 results. A live web cast of the conference call will be available online from the investor relations page of AtriCure’s corporate web site at www.atricure.com.

Pre-registration is available for this call at the following URL:

https://www.theconferencingservice.com/prereg/key.process?key=PC8AUGTWM

Pre-registering is recommended and only takes a few moments. You may pre-register at any time, including up to and after the call start time. Alternatively, if you prefer being placed into the call by an operator, please call (888) 713-4216 for domestic callers and (617) 213-4868 for international callers at least 15 minutes prior to the call start time and use reservation number 90600695.

The web cast will remain available on AtriCure’s web site through September 5, 2008. A telephonic replay of the call will also be available until September 5, 2008. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 68915140.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company and a leader in developing, manufacturing and selling innovative cardiac surgical ablation systems designed to create precise lesions, or scars, in cardiac, or heart, tissue. Medical journals have described the adoption by leading cardiothoracic surgeons of the AtriCure Isolator® bipolar ablation system as a treatment alternative during open-heart surgical procedures to create lesions in cardiac tissue to block the abnormal electrical impulses that cause atrial fibrillation, or AF, a rapid, irregular quivering of the upper chambers of the heart. Additionally, medical journals and leading cardiothoracic surgeons have described the AtriCure Isolator® system as a promising treatment alternative for patients who may be candidates for sole-therapy minimally invasive procedures. AF affects more than 5.5 million people worldwide and predisposes them to a five-fold increased risk of stroke.

The FDA has cleared the AtriCure Isolator® system, including its Isolator SynergyTM ablation clamps, and AtriCure’s multifunctional pen and CoolrailTM linear ablation device, for the ablation, or destruction, of cardiac tissue during surgical procedures. Additionally, the FDA has cleared AtriCure’s multifunctional pen for temporary pacing, sensing, stimulating and recording during the evaluation of cardiac arrhythmias. To date, the FDA has not cleared or approved AtriCure’s products for the treatment of AF. AtriCure’s left atrial appendage clip system has not been approved for commercial use.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates, other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation (including the purported class action lawsuit) or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues	$14,858,514	$12,352,219	$28,388,659	$23,102,989
Cost of revenues	3,494,908	2,547,152	6,725,788	4,757,647

Gross profit	11,363,606	9,805,067	21,662,871	18,345,342

Operating expenses:
Research and development expenses	2,593,694	2,927,984	5,026,847	6,057,262
Selling, general and administrative expenses	10,595,334	10,036,836	22,357,756	20,320,023

Total operating expenses	13,189,028	12,964,820	27,384,603	26,377,285

Loss from operations	(1,825,422)	(3,159,753)	(5,721,732)	(8,031,943)
Other income	232,806	372,663	523,685	942,432

Net loss available to common stockholders	$(1,592,616)	$(2,787,090)	$(5,198,047)	$(7,089,511)

Basic and diluted loss per share	$(0.11)	$(0.22)	$(0.37)	$(0.56)

Weighted average shares outstanding:
Basic and diluted	14,184,973	12,943,884	14,167,468	12,622,937

ATRICURE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$10,023,442	$13,000,652
Short-term investments	1,895,462	7,006,041
Accounts receivable	9,458,302	7,189,512
Inventories	5,847,802	5,266,155
Other current assets	1,228,197	1,400,163

Total current assets	28,453,205	33,862,523
Property and equipment, net	4,454,900	4,466,060
Intangible assets	709,903	850,653
Goodwill	6,763,259	6,763,259
Other assets	227,382	129,001

Total assets	$40,608,649	$46,071,496

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$7,244,994	$8,413,656
Current maturities of debt and capital lease obligations	445,434	825,146

Total current liabilities	7,690,428	9,238,802
Long-term debt and capital lease obligations	125,953	282,475
Other liabilities	326,866	313,717

Total liabilities	8,143,247	9,834,994
Stockholders’ equity:
Common stock	14,196	14,132
Additional paid-in capital	104,899,820	103,524,814
Other comprehensive income	57,165	5,286
Accumulated deficit	(72,505,779)	(67,307,730)

Total stockholders’ equity	32,465,402	36,236,502

Total liabilities and stockholders’ equity	$40,608,649	$46,071,496

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(5,198,047)	$(7,089,511)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,423,711	1,046,280
Loss on disposal of equipment	—	6,852
Provision for (benefit from) losses in accounts receivable	12,397	(99,720)
Share-based compensation expense	1,142,123	882,999
Changes in assets and liabilities, excluding effects of acquired business:
Accounts receivable	(2,192,408)	(585,842)
Inventories	(556,362)	(586,742)
Other current assets	92,879	255,872
Accounts payable and accrued liabilities	(1,234,568)	293,955
Other non-current assets and liabilities	150	253,125

Net cash used in operating activities	(6,510,125)	(5,622,732)

Cash flows from investing activities:
Purchases of property & equipment	(1,092,423)	(1,441,494)
Purchases of available-for-sale securities	(1,903,974)	—
Maturities of available-for-sale securities	7,000,000	3,608,000
Cash paid for acquisition	(417,292)	—

Net cash provided by investing activities	3,586,311	2,166,506

Cash flows from financing activities:
Payments on debt and capital leases	(221,139)	(191,798)
Proceeds from stock option exercises	174,122	151,345
Gross proceeds from sale of stock	—	16,499,997

Net cash (used in) provided by financing activities	(47,017)	16,459,544

Effect of exchange rate changes on cash	(6,379)	(157,452)

Net (decrease) increase in cash and cash equivalents	(2,977,210)	12,845,866
Cash and cash equivalents - beginning of period	13,000,652	14,890,383

Cash and cash equivalents - end of period	$10,023,442	$27,736,249

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